Exhibit 99.1

Monolithic System Technology, Inc. Announces Third Quarter 2003
Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 16, 2003--Monolithic
System Technology, Inc. (MoSys), (Nasdaq:MOSY) today reported financial results for its third quarter ended September 30, 2003.

    Third Quarter Highlights

    -- Validated silicon for 1T-SRAM(R)-Q(TM)(quad density) on 0.13-micron logic process

    -- Expanded relationship with UMC by porting the 1T-SRAM(R)-Q(TM) technology to UMC's 0.13-micron and 90-nanometer logic processes

    --  Silicon verified 1T-SRAM-R, including Transparent Error
        Correction(TM) (TEC(TM)), on Chartered Semiconductor
        Manufacturing's 0.13-micron logic process

    -- 1T-SRAM(R)technology incorporated in new and advanced networking chip by eSilicon, a MoSys Design Services Alliance member

    Financial Results

    Total net revenue in the third quarter was approximately $3.5 million compared to $7.0 million reported in the same period of 2002. Total net revenue consisted of $1.8 million from licensing, $1.2 million in royalties and $511,000 in product revenue. Licensing revenue for the current quarter decreased by approximately $1.0 million as compared to the same period last year, and royalty revenue decreased by $2.3 million from the third quarter of 2002. Product revenue decreased by $273,000 from $784,000 in the same period of 2002. The overall gross margin percentage in the third quarter was 76% compared to 87% in the third quarter of 2002.
    Other income during the period consisted of $311,000 in interest income, compared to $392,000 in interest income recorded for the same period last year.
    The net loss for the quarter was $249,000, or $(0.01) diluted earnings per share, included a reduction of the company's tax provision due to the use of available tax credits of approximately $400,000. Net income for the same period last year was $2.8 million, or $0.09 fully diluted earnings per share. The third quarter 2003 diluted earnings per share were computed using 30,614,000 shares.
    Commenting on the results of the third quarter, Dr. Fu-Chieh Hsu, President and CEO of MoSys, stated, "Although this quarter's results were disappointing, we closed several new licensing agreements at the end of the period, or just after the close of the quarter, and expect to recognize revenue from these projects in the fourth quarter. We are pleased with the recent momentum in licensing activity and continue to see broader acceptance of our quad density 1T-SRAM-Q technology."
    Dr. Hsu concluded by saying, "Based upon the increased prospective licensing momentum recently experienced, we would anticipate a stronger fourth quarter. Beyond the fourth quarter, visibility remains limited due to the continuation of the challenging market environment. However, we remain confident in our position as the leading provider of high density embedded memory technologies for System on Chip (SoC) designs."

    Business Outlook

    MoSys' President and Chief Executive Officer Dr. Fu-Chieh Hsu and Chief Financial Officer, Mark Voll will update their business outlook and give guidance for the fourth quarter of 2003 during their earnings conference call at 2:15 P.M. PT on October 16, 2003.

    Third Quarter Financial Results Web Cast/Conference Call

    The MoSys management team will host a live web cast and conference call to discuss Q3 2003 financial results beginning at 2:15 P.M. (PT) on Thursday, October 16, 2003. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the MoSys website at www.mosys.com. A replay of the conference call will be available for 24 hours beginning at 5 P.M. PT. The replay number is 1-800-633-8284 with a pass code of 21162804. A web cast replay will also be available on the company's website.

    About Mosys

    Founded in 1991, MoSys (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 50 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

    Forward-Looking Statements

    This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
    Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees' products such as the Nintendo GAMECUBE and cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers, the impact of the Company's recent acquisition of ATMOS Corporation on future operating results and operations of the Company and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

    1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.




                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)
                             (unaudited)


                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                   2003     2002      2003     2002
                                 -------- ---------  ------- ---------

Net Revenue
  Product                           $511      $784   $1,570    $2,325
  Licensing                        1,780     2,756    8,489     7,260
  Royalty                          1,208     3,471    5,823    10,351
                                 -------- ---------  ------- ---------
    Total                          3,499     7,011   15,882    19,936
                                 -------- ------------------ ---------

Cost of Net Revenue
  Product                            260       465      958     1,295
  Licensing                          588       448    1,544     1,099
                                 -------- ---------  ------- ---------
    Total                            848       913    2,502     2,394
                                 -------- ------------------ ---------
Gross Profit                       2,651     6,098   13,380    17,542
                                 -------- ------------------ ---------

Operating Expenses:
  Research and  development        2,093     1,666    6,506     4,487
  Selling, general and
   administrative                  1,396     1,258    4,658     3,437
  Stock-based compensation
   expense                           190       121      421       485
                                 -------- ---------  ------- ---------
    Total operating expenses       3,679     3,045   11,585     8,409
                                 -------- ------------------ ---------

  Income (loss) from operations   (1,028)    3,053    1,795     9,133
  Interest and other income          311       392    1,453     1,192
                                 -------- ---------  ------- ---------

  Income (loss) before income
   taxes                            (717)    3,445    3,248    10,325
  Benefit (provision) for income
   taxes                             468      (689)    (325)   (2,064)
                                 -------- ---------  ------- ---------

Net Income (Loss)                  $(249)   $2,756   $2,923    $8,261
                                 ======== ================== =========

Net Income (Loss) Per Share
  Basic                           ($0.01)    $0.09    $0.10     $0.28
                                 ======== ================== =========
  Diluted                         ($0.01)    $0.09    $0.09     $0.26
                                 ======== ================== =========

Shares Used in Computing Net Income (Loss) Per
 Share
    Basic                         30,614    30,090   30,347    29,783
    Diluted                       30,614    30,686   30,934    31,249



                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATE BALANCE SHEETS
                            (in thousands)


                                            September 30, December 31,
                                                2003          2002
                                            ------------- ------------
                                             (unaudited)
Assets
Current Assets
  Cash, cash equivalents and short-term
   investments                                   $36,047      $68,433
  Accounts receivable -- net                         937          943
  Unbilled contract receivable                     1,204          693
  Inventories -- net                                 592        1,037
  Prepaid expenses and other assets                5,002        4,475
                                            ------------- ------------
    Total Current Assets                          43,782       75,581

  Long-term investments                           48,302       11,400
  Property and equipment -- net                    2,279        3,352
  Goodwill                                        12,326       12,326
  Other Assets                                       509          431
                                            ------------- ------------
    Total Assets                                 107,198      103,090
                                            ============= ============


Liabilities and Shareholders' Equity:
Current Liabilities:
  Accounts payable                                  $111          $82
  Accrued expenses and other liabilities           2,880        2,418
  Deferred revenue                                   326        1,779
  Current portion of capital lease
   obligations                                        14           89
                                            ------------- ------------
  Total Current Liabilities                        3,331        4,368

  Long term portion of capital lease
   obligations                                        16           25

  Common stock and additional paid in
   capital                                        99,381       97,150
  Retained earnings                                4,470        1,547
                                            ------------- ------------
Total Shareholders' Equity                       103,851       98,697
                                            ------------- ------------

  Total Liability and Shareholders' Equity      $107,198     $103,090
                                            ============= ============

    CONTACT: MoSys, Sunnyvale
             Mark Voll, 408-731-1800
             or
             Shelton IR, Dallas
             Beverly Twing, 972-239-5119 x126
             btwing@sheltongroup.com